(d)(13)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA PARTNERS, INC.

OPERATING EXPENSE LIMITS

Name of Fund1		Maximum Operating Expense Limit
		(as a percentage of average net assets)

			Share Classes

	Adviser	Initial	R6	Service	Service 2	Z

Voya Index Solution 2025 Portfolio	0.74%	0.24%	N/A	0.49%	0.64%	0.00%
Term Expires May 1, 2024

Voya Index Solution 2030 Portfolio	0.74%	0.24%	N/A	0.49%	0.64%	0.00%
Term Expires May 1, 2024

Voya Index Solution 2035 Portfolio	0.74%	0.24%	N/A	0.49%	0.64%	0.00%
Term Expires May 1, 2024

Voya Index Solution 2040 Portfolio	0.74%	0.24%	N/A	0.49%	0.64%	0.00%
Term Expires May 1, 2024

Voya Index Solution 2045 Portfolio	0.74%	0.24%	N/A	0.49%	0.64%	0.00%
Term Expires May 1, 2024

Voya Index Solution 2050 Portfolio	0.74%	0.24%	N/A	0.49%	0.64%	0.00%
Term Expires May 1, 2024

Voya Index Solution 2055 Portfolio	0.74%	0.24%	N/A	0.49%	0.64%	0.00%
Term Expires May 1, 2024

Voya Index Solution 2060 Portfolio	0.74%	0.24%	N/A	0.49%	0.64%	0.00%
Term Expires May 1, 2024

Voya Index Solution 2065 Portfolio	0.74%	0.24%	N/A	0.49%	0.64%	0.00%
Term Expires May 1, 2024

Voya Index Solution 2070 Portfolio	0.74%	0.24%	N/A	0.49%	0.64%	0.00%
Initial Term Expires May 1, 2026
Voya Index Solution Income Portfolio	0.74%	0.24%	N/A	0.49%	0.64%	0.00%
Term Expires May 1, 2024

Effective Date: May 1, 2025, to reflect the addition of Voya Index Solution 2070 Portfolio.

_____________________

1This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.